Exhibit 3.1

The following is a complete copy of the Articles of Incorporation of Limestone Bancorp, Inc., as restated to incorporate all amendments:

ARTICLES OF INCORPORATION
OF
LIMESTONE BANCORP, INC.

ARTICLE I - NAME

The Corporation’s name shall be Limestone Bancorp, Inc.

ARTICLE II - PURPOSE

The Corporation’s purpose shall be to engage in any lawful business for which corporations may be incorporated under the Kentucky Business Corporation Act (“KBCA”).

ARTICLE III - AUTHORIZED CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue shall be 39,000,000 shares, without par value, which shall be comprised of: (a) 28,000,000 Common Shares; (b) 10,000,000 Non-Voting Common Shares; and (c) 1,000,000 Preferred Shares with such preferences, limitations and relative rights as may be determined by the Corporation’s board of directors (the “Board of Directors”) pursuant to Article IV and which may be divided into and issued in series.

Of the 1,000,000 authorized Preferred Shares, (i) 6,197 shares have been designated as Non-Voting Non-Cumulative Perpetual Preferred Shares, Series E; (ii) 4,303 shares have been designated as Non-Voting Non-Cumulative Perpetual Preferred Shares, Series F; and (iii) 38,000 shares have been designated as Series G Participating Preferred Shares.

ARTICLE IV - RELATIVE RIGHTS AND PREFERENCES

The preferences, limitations and relative rights in respect of the Corporation’s shares shall be as follows:

A.	Common Shares.

(1)

Voting. Subject to the voting rights of any series of Preferred Shares or as otherwise required by law, the Common Shares shall have the exclusive right to vote for the election of directors and on all other matters in which shareholders are generally entitled to vote. Each Common Share shall have one vote per share on matters on which holders of Common Shares are entitled to vote.

(2)	Dividends.

(a)

Subject to the preferential dividend rights, if any, of any Preferred Shares and after the Corporation has complied with any requirements for setting aside sums as sinking funds or as redemption or purchase accounts and subject further to subpart (b) of this paragraph and any other conditions that may be established in accordance with the provisions of Paragraph C of this Article IV, the holders of Common Shares shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.

(b)

No dividend will be paid or authorized and set apart for payment on any Common Shares for any period unless the Corporation has paid or authorized and set aside for payment in the same period, or contemporaneously pays or authorizes and sets aside for payment, an equal amount to be paid as a dividend on Non-Voting Common Shares.

(3)

Distributions. After distribution in full of any preferential amount to be distributed to the holders of Preferred Shares, and subject to any other rights of the holders of Preferred Shares to further participate in a liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of Common Shares and Non-Voting Common Shares shall be entitled to receive, upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, all of its remaining assets, tangible and intangible, of whatever kind available for distribution to the shareholders, ratably in proportion to the number of Common Shares and Non-Voting Common Shares held by each, with each share being proportionally equal in relation to the sum total of the two classes.

(4)	Issuance. Common Shares may be issued from time to time on such terms and for such consideration as shall be determined by the Board of Directors.

B.	Non-Voting Common Shares

(1)

Same Rights As Common Shares. Except with respect to voting rights and as otherwise specifically provided in these Articles of Incorporation, Non-Voting Common Shares shall have the same preferences, limitations, and relative rights as, and shall be identical in all respects to, the Common Shares.

(2)

No Voting Rights. Except as required by the KBCA or these Articles of Incorporation, Non-Voting Common Shares shall not have the right to vote on any matter submitted to a vote at a meeting of shareholders of the Corporation.

(3)	Dividends.

(a)

Subject to the preferential dividend rights, if any, of any Preferred Shares and after the Corporation has complied with any requirements for setting aside sums as sinking funds or as redemption or purchase accounts and subject further to subpart (b) of this paragraph and any other conditions that may be established in accordance with the provisions of Paragraph C, D or E of this Article IV, the holders of Non-Voting Common Shares shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.

(b)

No dividend will be paid or authorized and set apart for payment on any Non-Voting Common Shares for any period unless the Corporation has paid or authorized and set aside for payment in the same period, or contemporaneously pays or authorizes and sets aside for payment, an equal amount to be paid as a dividend on Common Shares.

(4)

Distributions. After distribution in full of any preferential amount to be distributed to the holders of Preferred Shares, and subject to any other rights of the holders of Preferred Shares to further participate in a liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of Non-Voting Common Shares and Common Shares shall be entitled to receive, upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, all of its remaining assets, tangible and intangible, of whatever kind available for distribution to the shareholders, ratably in proportion to the number of Common Shares and Non-Voting Common Shares held by each, with each share being proportionally equal in relation to the sum total of the two classes.

(5)

Automatic Conversion. Each issued and outstanding Non-Voting Common Share shall automatically be converted into one (1) Common Share (the “Conversion Rate”) upon the transfer of such Non-Voting Common Share (or any security convertible to or exercisable for such Non-Voting Common Share) in (a) a widespread public distribution, including pursuant to a registration statement filed with and declared effective by the SEC or pursuant to Rule 144 under the Securities Act, (b) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of Voting Securities or (c) a transfer to a transferee that controls more than 50% of the Voting Securities without any transfer from the transferor. The foregoing automatic conversion may occur as to some or all of the Non-Voting Common Shares held by any holder.

(6)

Adjustments. The one-to-one conversion ratio for the conversion of the Non-Voting Common Shares into Common Shares in accordance with item (4) of this Article IV(B) shall in all events be equitably adjusted in the event of (a) any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Common Shares and Non-Voting Common Shares, or (b) any merger, consolidation or other reorganization of the Corporation with another corporation.

(7)

Reservation. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Non-Voting Common Shares, such number of Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Shares.

(8)	Retirement. If any Non-Voting Common Shares shall be converted pursuant to this Article IV, the Shares so converted shall be retired and may not be reissued as Non-Voting Common Shares.

(9)	Redesignation. Upon the conversion of all of the outstanding Non-Voting Common Shares into Common Shares, the Non-Voting Common Shares shall be automatically redesignated as “Common Shares.”

C.	Preferred Stock

The Board of Directors is expressly vested with authority to determine, in whole or in part, the preferences, limitations, and relative rights of the Preferred Shares, or one or more series of Preferred Shares, before the issuance of any such Shares. All shares of a series of Preferred Shares shall have preferences, limitations and relative rights identical with those of other Preferred Shares of the same series. The preferences, limitations, and relative rights of the Preferred Shares shall be specified in a subsequent amendment to these Articles of Incorporation adopted by the Board of Directors and may include, without limitation:

(1)	Special, conditional, or limited voting rights, or no right to vote, except to the extent prohibited by the KBCA;

(2)

That the Preferred Shares be redeemable or convertible (a) at the option of the Corporation, the shareholder, or another person or upon the occurrence of a designated event; (b) for cash, indebtedness, securities, or other property; or (c) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(3)	Rights entitling the holders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative;

(4)	Preferences over any other class of shares with respect to distributions, including dividends and distributions upon the dissolution of the Corporation; and

(5)	Other preferences, limitations, or relative rights not prohibited by law.

D.	Non-Voting Non-Cumulative Perpetual Preferred Shares, Series E

Section 1.     Designation of Series and Number of Shares.

(a)     The authorized number of Series E Preferred Shares may be decreased (but not below the number of Series E Preferred Shares then issued and outstanding) from time to time by the Board of Directors. Outstanding Series E Preferred Shares that are purchased or otherwise acquired by the Corporation shall be cancelled and, if the Board of Directors so expressly provides by resolution, shall revert to authorized but unissued Preferred Shares of the Corporation undesignated as to series.

(b)     The number of Series E Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by a further resolution of the Board of Directors in accordance with applicable law and the Articles of Incorporation. In case the authorized number of Series E Preferred Shares shall be so decreased, any excess shares shall revert to authorized but unissued Preferred Shares of the Corporation undesignated as to series.

Section 2.     Ranking.

(a)     Dividends. With respect to the payment of dividends and distributions (other than distributions upon liquidation, dissolution or winding-up of the Corporation), the Series E Preferred Shares will rank (1) junior to any Senior Securities the Corporation may issue in the future; (2) on a parity with the Series F Preferred Shares and any Parity Securities the Corporation may issue in the future; and (3) senior to the Junior Securities.

(b)     Liquidation. Dissolution or Winding-up. With respect to the payment of distributions upon liquidation, dissolution or winding-up of the Corporation, the Series E Preferred Shares will rank (1) junior to any Senior Securities the Corporation may issue in the future; and (2) senior to the Series F Preferred Shares and the other Junior Securities.

Section 3.      Definitions. As used herein with respect to the Series E Preferred Shares:

(a)     “Articles of Incorporation” shall mean the articles of incorporation of the Corporation, as they may be amended from time to time, and shall include this Article IV. F.

(b)     “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(c)     “Business Day” means any day that is not Saturday or Sunday and that, in Kentucky, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(d)     “Bylaws” means the Bylaws of the Corporation, as may be amended from time.

(e)     “Common Shares” means the Common Shares, without par value, of the Corporation.

(f)     “Corporation” means Porter Bancorp, Inc., a Kentucky corporation.

(g)     “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

(h)     “DTC” means The Depository Trust Company and its successors or assigns.

(i)     “Issue Date” means the date on which Series E Preferred Shares are first issued.

(j)     “Holder” means the Person in whose name the Series E Preferred Shares are registered, which may be treated by the Corporation, Transfer Agent, Registrar and paying agent as the absolute owner of the Series E Preferred Shares for the purpose of making payment and settling the related conversions and for all other purposes.

(k)     “Junior Securities” means the Corporation’s Series B Preferred Shares, Series D Preferred Shares, Common Shares, Non-Voting Common Shares, each class or series of the Corporation’s capital stock the terms of which expressly provide that such class or series will rank junior to the Series E Preferred Shares as to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation, as applicable; and any each other class or series of capital stock, not referred to above, that the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Shares as to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation, as applicable.

(l)     “Liquidation Preference” means, as to the Series E Preferred Shares, $1,000.00 per share.

(m)     “Officer” means the President, the Chief Executive Officer, the Chief Operating Officer, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Corporation.

(n)     “Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

(o)     “Parity Securities” means each class or series of capital stock that the Corporation may issue the terms of which expressly provide that such class or series will rank on parity with the Series E Preferred Shares as to dividend rights or rights on liquidation, winding- up or dissolution of the Corporation, as applicable.

(p)     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(q)     “Record Date” has the meaning set forth in Section 4(b).

(r)     “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series E Preferred Shares, and its successors and assigns or any other registrar duly appointed by the Corporation.

(s)     “Senior Securities” means each class or series of capital stock that the Corporation may issue in the future the terms of which expressly provide that such class or series will rank senior to the Series E Preferred Shares as to dividend rights and rights on liquidation, winding up or dissolution of the Corporation.

(t)     “Transfer Agent” means the person acting as Transfer Agent, Registrar and paying agent for the Series E Preferred Shares, and its successors and assigns, including any successor transfer agent appointed by the Corporation. The Corporation may act as its own transfer agent.

Section 4.     Dividends.

(a)     From and after the Issue Date, Holders shall be entitled to receive, on a non-cumulative basis, cash dividends for each outstanding Series E Preferred Share, if, when and as authorized and declared by the Board of Directors, at the rate of 2% per annum and no more, out of funds legally available for the payment of dividends.

(b)     Dividends shall be payable in semi-annual installments on April l and October 1 of each year (each, a “Dividend Payment Date”), commencing on April 1, 2015. Each dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the Issue Date) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(c)     Dividends payable for a Dividend Period will be computed as simple interest upon the Liquidation Preference on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on Series B Preferred Shares paid later than the scheduled Dividend Payment Date.

(d)     Dividends on the Series E Preferred Shares are not cumulative. If the Board of Directors does not authorize and declare a dividend on the Series E Preferred Shares for a Dividend Period, or if the Board of Directors authorizes and declares less than a full dividend in respect of any Dividend Period, such dividends will not accrue and cumulate from such scheduled Dividend Payment Date and shall not be payable in arrears.

(e)     So long as any Series E Preferred Share remains outstanding, (I) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (a) as a result of a reclassification of Junior Securities for or into other Junior Securities or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (b) repurchases in support of the Corporation’s employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), unless, in each case, the full dividends for the most recent Dividend Period on all outstanding Series E Preferred Shares and Parity Securities have been paid or declared and a sum sufficient for the payment thereof has been set aside.

Subject to the succeeding sentence, for so long as any Series E Preferred Shares remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless full dividends on all outstanding Series E Preferred Shares for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding Series E Preferred Shares. To the extent the Corporation declares dividends on the Series E Preferred Shares and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the Series E Preferred Shares and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments, bear the same ratio to each other as all declared and unpaid dividends per share on the Series E Preferred Shares and all Parity Securities bear to each other.

The Corporation is not obligated to pay Holders of the Series E Preferred Shares any dividend in excess of the dividends on the Series E Preferred Shares that are payable as described herein. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Securities from time to time out of any assets legally available therefor, and the Series E Preferred Shares shall not be entitled to participate in any such dividend.

(f)     Payments of cash for dividends will be delivered to the Holder by check or, at any time that Series E Preferred Shares are held by book-entry with DTC or any successor Depositary, through a book-entry transfer through OTC or such successor Depositary.

Section 5.     Liquidation.

(a)     If the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in an amount equal to $1,000.00 per Series E Preferred Share, plus an amount equal to any authorized and declared but unpaid dividends thereon, to and including the date of such liquidation out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Shares or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b)     If the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding Series E Preferred Shares and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)     The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6.     Perpetual; No Maturity. The Series E Preferred Shares shall be perpetual and shall be without maturity.

Section 7.     Non-Redeemable. The Series E Preferred Shares shall not be redeemable either at the Corporation’s option or at the option of Holders at any time. The Series E Preferred Shares shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series E Preferred Shares.

Section 8.     Non-Convertible. The Series E Preferred Shares shall not be convertible into any other class or series of the Corporation’s capital stock.

Section 9.     Voting Rights. The holders of Series E Preferred Shares shall not have any voting rights except as set forth in this Section 9 or as otherwise from time to time required by law.

(a)     Voting Rights. So long as any Series E Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least majority of the outstanding Series E Preferred Shares (subject to the last paragraph of this Section 9(a)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)     Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation or this Article IV. F (including by means of a merger, consolidation, or otherwise) to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation ranking senior to the Seri.es E Preferred Shares with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(ii)     Amendment of Provisions Affecting Series E Preferred Shares. Any amendment, alteration or repeal of any provision of the Articles of Incorporation or this Article (including by means of a merger, consolidation, or otherwise) to the extent that such amendment, alteration or repeal materially and adversely affect the special rights, preferences, privileges or voting powers of the Series E Preferred Shares; provided, however, that for all purposes of this Section 9(a), (1) any increase in the amount of the Corporation’s authorized but unissued Preferred Shares, (2) any increase in the amount of the Corporation’s authorized or issued Series E Preferred Shares, and (3) to the extent allowed by Kentucky law, the creation and issuance, or an increase in the authorized or issued amount, of other class or series of capital stock of the Corporation ranking equally with or junior to the Series E Preferred Shares either or both with respect to the payment of dividends (unless such dividends are cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series E Preferred Shares.

(b)     Change for Clarification. Without the consent of the holders of the Series E Preferred Shares, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series E Preferred Shares, the Corporation may amend, alter, supplement or repeal any terms of the Series E Preferred Shares:

(i)     to cure any ambiguity, or to cure, correct or supplement any provision contained in this Article IV. F that maybe ambiguous, defective or inconsistent; or

(ii)     to make any provision with respect to matters or questions relating to the Series E Preferred Shares that is not inconsistent with the provisions of this Article IV. F.

(c)     Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series E Preferred Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility, if any, on which the Series E Preferred Shares or Common Shares is listed or traded at the time.

Section 10.     Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and paying agent for the Series E Preferred Shares shall initially be the Corporation. The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 11.     Miscellaneous. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Article IV. F) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by this Article IV. F, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series E Preferred Shares), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

E.	Non-Voting Non-Cumulative Perpetual Preferred Shares, Series F

Section 1.      Designation of Series and Number of Shares.

(a)     The authorized number of Series F Preferred Shares may be decreased (but not below the number of Series F Preferred Shares then issued and outstanding) from time to time by the Board of Directors. Outstanding Series F Preferred Shares that are purchased or otherwise acquired by the Corporation shall be cancelled and, if the Board of Directors so expressly provides by resolution, shall revert to authorized but unissued Preferred Shares of the Corporation undesignated as to series.

(b)     The number of Series F Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by a further resolution of the Board of Directors in accordance with applicable law and the Articles of Incorporation. In case the authorized number of Series F Preferred Shares shall be so decreased, any excess shares shall revert to authorized but unissued Preferred Shares of the Corporation undesignated as to series.

Section 2.     Ranking.

(a)     Dividends. With respect to the payment of dividends and distributions (other than distributions upon liquidation, dissolution or winding-up of the Corporation), the Series F Preferred Shares will rank (1) junior to any Senior Securities the Corporation may issue in the future; (2) on a parity with the Series E Preferred Shares and any Parity Securities the Corporation may issue in the future; and (3) senior to the Junior Securities.

(b)     Liquidation. Dissolution or Winding-up. With respect to the payment of distributions upon liquidation, dissolution or winding-up of the Corporation, the Series F Preferred Shares will rank (I) junior to the Series E Preferred Shares and any Senior Securities the Corporation may issue in the future; and (2) senior to the other Junior Securities.

Section 3.     Definitions. As used herein with respect to the Series F Preferred Shares:

(a)     “Articles of Incorporation” shall mean the articles of incorporation of the Corporation, as they may be amended from time to time, and shall include this Article IV. G.

(b)     “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(c)     “Business Day” means any day that is not Saturday or Sunday and that, in Kentucky, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(d)     “Bylaws” means the Bylaws of the Corporation, as may be amended from time to time.

(e)     “Common Shares” means the Common Shares, without par value, of the Corporation.

(f)     “Corporation” means Porter Bancorp, Inc., a Kentucky corporation.

(g)     “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

(h)     “DTC” means The Depository Trust Company and its successors or assigns.

(i)     “Issue Date” means the date on which Series F Preferred Shares are first issued.

(j)     “Holder” means the Person in whose name the Series F Preferred Shares are registered, which may be treated by the Corporation, Transfer Agent, Registrar and paying agent as the absolute owner of the Series F Preferred Shares for the purpose of making payment and settling the related conversions and for all other purposes.

(k)     “Junior Securities” means Corporation’s Series B Preferred Shares, Series D Preferred Shares, Common Shares, Non-Voting Common Shares, each class or series of the Corporation’s capital stock the terms of which expressly provide that such class or series will rank junior to the Series F Preferred Shares as to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation, as applicable; and any each other class or series of capital stock, not referred to above, that the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series F Preferred Shares as to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation, as applicable.

(l)     “Liquidation Preference” means, as to the Series F Preferred Shares, $1,000.00 per share.

(m)     “Officer” means the President, the Chief Executive Officer, the Chief Operating Officer, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Corporation.

(n)     “Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

(o)     “Parity Securities” means each class or series of capital stock that the Corporation may issue the terms of which expressly provide that such class or series will rank on parity with the Series F Preferred Shares as to dividend rights or rights on liquidation, winding- up or dissolution of the Corporation, as applicable.

(p)     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(q)     “Record Date” has the meaning set forth in Section 4(b).

(r)     “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series F Preferred Shares, and its successors and assigns or any other registrar duly appointed by the Corporation.

(s)     “Senior Securities” means each class or series of capital stock that the Corporation may issue in the future the terms of which expressly provide that such class or series will rank senior to the Series F Preferred Shares as to dividend rights and. rights on liquidation, winding up or dissolution of the Corporation.

(t)     “Transfer Agent” means the person acting as Transfer Agent, Registrar and paying agent for the Series F Preferred Shares, and its successors and assigns, including any successor transfer agent appointed by the Corporation. The Corporation may act as its own transfer agent.

Section 4.     Dividends.

(a)     From and after the Issue Date, Holders shall be entitled to receive, on a non-cumulative basis, cash dividends for each outstanding Series F Preferred Share, if, when and as authorized and declared by the Board of Directors, at the rate of 2% per annum and no more, out of funds legally available for the payment of dividends.

(b)     Dividends shall be payable in semi-annual installments on April 1 and October 1 of each year (each, a “Dividend Payment Date”), commencing on April 1, 2015. Each dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the Issue Date) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(c)     Dividends payable for a Dividend Period will be computed as simple interest upon the Liquidation Preference on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on Series B Preferred Shares paid later than the scheduled Dividend Payment Date.

(d)     Dividends on the Series F Preferred Shares are not cumulative. If the Board of Directors does not authorize and declare a dividend on the Series F Preferred Shares for a Dividend Period, or if the Board of Directors authorizes and declares less than a full dividend in respect of any Dividend Period, such dividends will not accrue and cumulate from such scheduled Dividend Payment Date and shall not be payable in arrears.

(e)     So long as any Series F Preferred Share remains outstanding, (1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (a) as a result of a reclassification of Junior Securities for or into other Junior Securities or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (b) repurchases in support of the Corporation’s employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), unless, in each case, the full dividends for the most recent Dividend Period on all outstanding Series F Preferred Shares and Parity Securities have been paid or declared and a sum sufficient for the payment thereof has been set aside.

Subject to the succeeding sentence, for so long as any Series F Preferred Shares remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless full dividends on all outstanding Series F Preferred Shares for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding Series F Preferred Shares. To the extent the Corporation declares dividends on the Series F Preferred Shares and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the Series F Preferred Shares and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all declared and unpaid dividends per share on the Series F Preferred Shares and all Parity Securities bear to each other.

The Corporation is not obligated to pay Holders of the Series F Preferred Shares any dividend in excess of the dividends on the Series F Preferred Shares that are payable as described herein. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Securities from time to time out of any assets legally available therefor, and the Series F Preferred Shares shall not be entitled to participate in any such dividend.

(f)     Payments of cash for dividends will be delivered to the Holder by check or, at any time that Series F Preferred Shares are held by book-entry with DTC or any successor Depositary, through a book-entry transfer through OTC or such successor Depositary.

Section 5.      Liquidation.

(a)     If the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in an amount equal to $1,000.00 per Series F Preferred Share, plus an amount equal to any authorized and declared but unpaid dividends thereon, to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Shares or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b)     If the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding Series F Preferred Shares and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)     The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6.      Perpetual; No Maturity. The Series F Preferred Shares shall be perpetual and shall be without maturity.

Section 7.      Non-Redeemable. The Series F Preferred Shares shall not be redeemable either at the Corporation’s option or at the option of Holders at any time. The Series F Preferred Shares shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series F Preferred Shares.

Section 8.      Non-Convertible. The Series F Preferred Shares shall not be convertible into any other class or series of the Corporation’s capital stock.

Section 9.      Voting Rights. The holders of Series F Preferred Shares shall not have any voting rights except as set forth in this Section 9 or as otherwise from time to time required by law.

(a)     Voting Rights. So long as any Series F Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least majority of the outstanding Series F Preferred Shares (subject to the last paragraph of this Section 9(a)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)     Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation or this Article IV. G (including by means of a merger, consolidation, or otherwise) to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation ranking senior to the Series F Preferred Shares with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(ii)     Amendment of Provisions Affecting Series F Preferred Shares. Any amendment, alteration or repeal of any provision of the Articles of Incorporation or this Article IV. G (including by means of a merger, consolidation, or otherwise) to the extent that such amendment, alteration or repeal materially and adversely affect the special rights, preferences, privileges or voting powers of the Series F Preferred Shares; provided, however, that for all purposes of this Section 9(a), (1) any increase in the amount of the Corporation’s authorized but unissued Preferred Shares, (2) any increase in the amount of the Corporation’s authorized or issued Series F Preferred Shares, and (3) to the extent allowed by Kentucky law, the creation and issuance, or an increase in the authorized or issued amount, of other class or series of capital stock of the Corporation ranking equally with or junior to the Series F Preferred Shares either or both with respect to the payment of dividends (unless such dividends are cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series F Preferred Shares.

(b)     Change for Clarification. Without the consent of the holders of the Series F Preferred Shares, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series F Preferred Shares, the Corporation may amend, alter, supplement or repeal any terms of the Series F Preferred Shares:

(i)     to cure any ambiguity, or to cure, correct or supplement any provision contained in this Article IV. G that may be ambiguous, defective or inconsistent; or

(ii)     to make any provision with respect to matters or questions relating to the Series F Preferred Shares that is not inconsistent with the provisions of this Article IV. G.

(c)     Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series F Preferred Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility, if any, on which the Series F Preferred Shares or Common Shares is listed or traded at the time.

Section 10.   Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and paying agent for the Series F Preferred Shares shall initially be the Corporation. The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 11.   Miscellaneous. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Article IV. G) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by this Article IV. G, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series F Preferred Shares), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

F.	Series G Participating Preferred Shares

Section 1.     Designation and Number of Shares. The shares of such series shall be designated as “Series G Participating Preferred Shares” (the “Series G Preferred Shares”), and the number of shares constituting such series shall be 38,000. Such number of shares of the Series G Preferred Shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series G Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

Section 2.     Dividends and Distributions.

(a)     Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the Series G Preferred Shares with respect to dividends, the holders of Series G Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, regular quarterly dividends payable on such dates each year as designated by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a Series G Preferred Share, in an amount per share (rounded to the nearest cent) equal to the Multiplier Number times the aggregate per share amount of all cash dividends or other distributions and the Multiplier Number times the aggregate per share amount of all non-cash dividends or other distributions (other than (i) a dividend payable in Common Shares or Non-Voting Common Shares, or (ii) a subdivision of the outstanding Common Shares or Non-Voting Common Shares (by reclassification or otherwise)), declared on the Common Shares or Non-Voting Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a Series G Preferred Share. As used herein, the “Multiplier Number” shall be 1,000; provided that if, at any time after June 29, 2015, there shall be any change in the Common Shares or Non-Voting Common Shares, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution or issuance of shares of its capital stock in a merger, share exchange, reclassification, or change of the outstanding Common Shares or Non-Voting Common Shares, then in each such event the Board of Directors shall adjust the Multiplier Number to the extent appropriate such that following such adjustment each Series G Preferred Share shall be in the same economic position as prior to such event.

(b)     The Corporation shall declare a dividend or distribution on the Series G Preferred Shares as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Shares or Non-Voting Common Shares (other than as described in Sections 2(a)(i) and 2(a)(ii)).

(c)     Dividends, to the extent payable as provided in Sections 2,(a) and 2(b), shall begin to accrue and be cumulative on outstanding Series G Preferred Shares from the Quarterly Dividend Payment Date immediately preceding the date of issuance of such Series G Preferred Shares, unless the date of issuance of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of Series G Preferred Shares entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Series G Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series G Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

Section 3.     Voting Rights. In addition to any other voting rights required by law, the holders of Series G Preferred Shares shall have the following voting rights:

(a)     Each Series G Preferred Share shall entitle the holder thereof to a number of votes equal to the Multiplier Number on all matters submitted to a vote of shareholders of the Corporation.

(b)     Except as otherwise provided herein or by law, the holders of Series G Preferred Shares and the holders of Common Shares shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation.

(c)     The Articles of Incorporation of the Corporation shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series G Preferred Shares without the affirmative vote of the holders of a majority of the outstanding Series G Preferred Shares, voting separately as a class.

(d)     Except as otherwise expressly provided herein, holders of Series G Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

Section 4.     Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series G Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Series G Preferred Shares shall have been paid in full, the Corporation shall not:

(i)     declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series G Preferred Shares;

(ii)     declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding- up) with the Series G Preferred Shares, except dividends paid ratably on the Series G Preferred Shares and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)     redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series G Preferred Shares; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series G Preferred Shares; or

(iv)     redeem, purchase or otherwise acquire for value any Series G Preferred Shares, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series G Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series G Preferred Shares and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)     The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5.     Reacquired Shares. Any Series G Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors as permitted by the certificate of incorporation of the Corporation or as otherwise permitted under Kentucky law.

Section 6.     Liquidation, Dissolution and Winding-up. Upon any liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series G Preferred Shares unless, prior thereto, the holders of Series G Preferred Shares shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of Series G Preferred Shares shall be entitled to receive an aggregate amount per share equal to (x) the Multiplier Number times (y) the aggregate amount to be distributed per share to holders of Common Shares or Non-Voting Common Shares, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series G Preferred Shares, except distributions made ratably on the Series G Preferred Shares and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

Section 7.   Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares or Non-Voting Common Shares are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the Series G Preferred Shares shall at the same time be similarly exchanged for or changed into an amount per share equal to (x) the Multiplier Number times (y) the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each Common Share or Non-Voting Common Shares is changed or exchanged.

Section 8.     No Redemption. The Series G Preferred Shares shall not be redeemable.

Section 9.     Rank. The Series G Preferred Shares shall rank junior to all other series of the Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up, unless the terms of such series shall specifically provide otherwise, and shall rank senior to the Common Shares and Non-Voting Common Shares as to such matters.

Section 10.   Fractional Shares. Series G Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series G Preferred Shares.”

ARTICLE V - BOARD OF DIRECTORS

The number of directors of the Corporation shall be such number, not less than two (2) nor more than fifteen (15), the exact number from time to time to be fixed by the Board of Directors. The number of directors may be fixed or changed from time to time, within the minimum and maximum by the shareholders or the Board of Directors.

ARTICLE VI - LIMITATION OF LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under KRS 271B.8-330; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omission occurring prior to, such repeal or modification.

ARTICLE VII - INDEMNIFICATION

Each person who is or becomes an executive officer or director of the Corporation shall be indemnified and advanced expenses by the Corporation with respect to all threatened, pending or completed actions, suits or proceedings in which that person was, is or is threatened to be made a named defendant or respondent because he is or was a director or executive officer of the Corporation. This Article obligates the Corporation to indemnify and advance expenses to its executive officers or directors only in connection with proceedings arising from that person’s conduct in his official capacity with the Corporation and to the extent permitted by the KBCA, as amended from time to time, when the determination and authorization of such indemnification and advancement has been made in accordance with the KBCA. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which directors and executive officers may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise.

ARTICLE VIII - RESTRICTIONS ON TRANSFERS OF SHARES

Section 1.     Definitions. As used in this Article VIII, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation §§ l.382-2T, 1-383 and 1-384 shall include any successor provisions):

(a)     “5.0 percent Transaction” means any Transfer described in clause (a) or of Section 2 of this Article VIII.

(b)     “5.0 percent Stockholder” a Person who owns a Percentage Stock Ownership equal to or exceeding 5.0 of the Corporation’s then-outstanding Stock, whether directly or indirectly, and including Stock such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the applicable Treasury Regulations and Internal Revenue Service guidance thereunder.

(c)      “Agent” has the meaning set forth in Section 5 of this Article VIII.

(d)     “Board of Directors” or “Board” means the board of directors of the Corporation.

(e)     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(f)     “Corporation Security” or “Corporation Securities” means (i) any Stock, (ii) shares of Preferred Stock issued by the Corporation (other than Preferred Stock described in Section 1504(a) (4) of the Code), and (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § l.382-2T(h)(4)(v)) to purchase Securities of the Corporation.

(g)     “Effective Date” means the date of filing of these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation with the Secretary of State of the Commonwealth of Kentucky.

(h)     “Excess Securities” has the meaning given such term in Section 4 of this Article VIII.

(i)     “Expiration Date” means the earlier of (i) the close of business on May 23, 2021, (ii) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article VIII is no longer necessary or desirable for the preservation of Tax Benefits, (iii) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward or (iv) such date as the Board of Directors shall fix in accordance with Section 12 of this Article VIII.

(j)     “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § l .382-2T(g), (h), (j) and (k) or any successor provision and other pertinent Internal Revenue Service guidance.

(k)     “Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § l.382-3(a)(l)(i); and includes any successor (by merger or otherwise) of such entity.

(l)     “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(m)     “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article VIII.

(n)     “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

(o)     “Purported Transferee” has the meaning set forth in Section 4 of this Article VIII.

(p)     “Securities” and “Security” each has the meaning set forth in Section 7 of this Article VIII.

(q)     “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(r)     “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(s)     “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(t)     “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § l. 382-4(d)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

(u)     “Transferee” means any Person to whom Corporation Securities are Transferred.

(v)     “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

Section 2.     Transfer and Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date of this Article VIII, any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or Persons would become a 5.0-percent Stockholder or the Percentage Stock Ownership in the Corporation of any 5.0-percent Stockholder would be increased.

Section 3.     Exceptions.

(a)     Notwithstanding anything to the contrary herein, Transfers to a Public Group (including a new Public Group created under Treasury Regulation § l .382-2T(j)(3)(i)) shall be permitted.

(b)     The restrictions set forth in Section 2 of this Article VIII shall not apply to an attempted Transfer that is a 5.0-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 3 of Article VIII, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article VIII through duly authorized officers or agents of the Corporation. Nothing in this Section 3 of this Article VIII shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 4.     Excess Securities.

(a)     No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until. the Excess Securities are transferred to the Agent pursuant to Section 5 of this Article VIII or until an approval is obtained under Section 3 of this Article VIII. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of Section 4 or 15.5 of this Article VIII shall also be a Prohibited Transfer.

(b)     The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article VIII, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this Article VIII as a condition to registering any transfer.

Section 5.     Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transferor cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, farther, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this Article VIII if the Agent rather than the Purported Transferee had resold the Excess Securities.

Section 6.     Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 50l(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6 of Article VII. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 of Article VIII inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

Section 7.     Modification of Remedies for Certain Indirect Transfers. If any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Kentucky law (“Securities,” and individually, a “Security”) but which would cause a 5.0-percent Stockholder to violate a restriction on Transfers provided for in this Article VIII, the application of Sections 15.5 and 15.6 of this Article VIII shall be modified as described in this Section 7 of this Article VIII. In such case, no such 5.0-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 5.0-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 5.0-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 5.0-percent Stockholder, following such disposition, not to be in violation of this Article VIII. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 15.5 and 15.6 of this Article VIII, except that the maximum aggregate amount payable either to such 5.0-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 5.0-percent Stockholder or such other Person. The purpose of this Section 7 of Article VIII is to extend the restrictions in Sections 15.2 and 15.5 of this Article VIII to situations in which there is a 5.0-percent Transaction without a direct Transfer of Securities, and this Section 7 of Article VIII, along with the other provisions of this Article VIII, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

Section 8.     Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 5 of this Article VIII (whether or not made within the time specified in Section 5 of this Article VIII), then the Corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 of Article VIII shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article VIII being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 5 of this Article VIII to constitute a waiver or loss of any right of the Corporation under this Article VIII. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article VIII.

Section 9.     Liability. To the fullest extent permitted by law, any shareholder subject to the provisions of this Article VIII who knowingly violates the provisions of this Article VIII and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

Section 10.     Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article VIII or the status of the Tax Benefits of the Corporation.

Section 11.     Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article VIII bear the following legend:

“THE ARTICLES OF INCORPORATION OF THE CORPORATION CONTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE ARTICLES OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE” ) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A 5.0 PERCENT STOCKHOLDER (AS DEFINED IN THE ARTICLES OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO, AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE ARTICLES OF INCORPORATION) TO THE CORPORATION’S AGENT. IF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF KENTUCKY LAW (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S ARTICLES OF INCORPORATION TO CAUSE THE 5.0 PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE ARTICLES OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 3 of this Article VIII also bear a conspicuous legend referencing the applicable restrictions.

Section 12.    Authority of Board of Directors.

(a)     The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article VIII, including, without limitation, (i) the identification of 5.0-percent Stockholders, (ii) whether a Transfer is a 5.0-percent Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any 5.0-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 6 of this Article VIII, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article VIII. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article VIII for purposes of determining whether any Transfer of Corporation Securities would jeopardize or endanger the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article VIII.

(b)     Nothing contained in this Article VIII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article VIII, (iii) modify the definitions of any terms set forth in this Article VIII or (iv) modify the terms of this Article VIII as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Shareholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(c)     In the case of an ambiguity in the application of any of the provisions of this Article VIII, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. If this Article VIII requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VIII. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article VIII. The Board of Directors may delegate all or any portion of its duties and powers under this Article VIII to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article VIII through duly authorized officers or agents of the Corporation. Nothing in this Article VIII shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 13.     Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article VIII. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

Section 14.     Benefits of This Article VIII. Nothing in this Article VIII shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article VIII. This Article VIII shall be for the sole and exclusive benefit of the Corporation and the Agent.

Section 15.     Severability. The purpose of this Article VIII is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article VIII or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article VIII.

Section 16.     Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article VIII, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.